Exhibit No. 19.1
SENESTECH, INC.
Policy on Insider Trading (Revised April 24, 2017)
This Insider Trading Policy provides the standards of SenesTech, Inc. (the “Company”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company as well as independent contractors or consultants who have access to material non-public information of the Company and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company and (iii) the employees listed on Appendix A (collectively, “Covered Persons”).

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I
1.Applicability

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company and its subsidiaries, all officers of the Company and its subsidiaries and all members of the Company’s Board of Directors. This Policy also applies to all independent contractors or consultants who have access to material non-public information of the Company (each, a “Material IC”).
2.General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

(a)No director, officer or employee or Material IC may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.)
(b)No director, officer or employee or Material IC who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.

(c)In addition, no director, officer or employee or Material IC may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or Material IC who knows of any such material non- public information may communicate that information to any other person, including family and friends.
(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
(e)Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3.Definitions

(a)Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)significant changes in the Company’s prospects;
(ii)significant write-downs in assets or increases in reserves;
(iii)developments    regarding    significant    litigation    or    government    agency investigations;
(iv)liquidity problems;
(iv)changes in earnings estimates or unusual gains or losses in major operations;
(v)major changes in management;
(vi)changes in dividends;
(vii)extraordinary borrowings;
(ix)award or loss of a significant contract;
(x)changes in debt ratings;
(xi)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
(xii)public offerings; and
(xiii)pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would

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have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.
(b)Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

(c)Compliance Officer. The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
(i)assisting with implementation of this Policy;
(ii)circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iv)    pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
(iv)    providing approval of any transactions under Part II, Section 4 below.
4.Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a

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substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

(b)Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II

1.Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

(a)Quarterly Blackout Periods. Trading in the Company’s securities is prohibited once the financials have been closed for the quarter, which the Compliance Officer or Controller will announce via email, and ending at the close of business on the day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b)Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

2.Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on the day that the blackout period under Section 1(a) ends and ending on the day that the next blackout period under Section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

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3.Pre-clearance of Securities Transactions

(a)Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b)Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c)The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading three business days following the day on which it was granted. If the transaction does not occur during the three business-day period, pre-clearance of the transaction must be re-requested.
(d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.Prohibited Transactions

(a)Directors and executive officers of the Company are prohibited from, trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i)Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii)Short sales. Covered Persons may not sell the Company’s securities short;

(iii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)Trading on margin. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

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5.Limited Exceptions. The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.

(a)Qualified 10b5-1 Plans. The trading restrictions under this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i)has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
(ii)was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company; and
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

(b)Receipt and vesting of stock options, restricted stock, restricted stock units and stock appreciation rights. The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock, restricted stock units or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights in accordance with applicable plans and agreements.
(c)Exercise of stock options; settlement of restricted stock units. The trading restrictions under this Policy do not apply to the exercise of stock options for cash or the settlement of restricted stock units under the Company’s equity incentive plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise or settlement of restricted stock units. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option or settlement of a restricted stock unit, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
(d)[Certain 401(k) plan transactions. The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.]

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(e)Stock splits, stock dividends and similar transactions. The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
(f)Bona fide gifts and inheritance. The trading restrictions under this Policy do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution.
(g)Change in form of ownership. Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
(h)Other exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors, and legal counsel.

6.Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

(Please print name)

Date:

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APPENDIX A

ALL EMPLOYEES.

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